Exhibit 4
SHARE PURCHASE AGREEMENT
     SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of August 9, 2006 by and among The Russell Berrie Foundation, a New Jersey Nonprofit Corporation (the “Seller”), and D. E. Shaw Laminar Portfolios, L.L.C. (the “Investor”).
WITNESSETH:
     WHEREAS, the Seller owns an aggregate of 8,799,466 shares of common stock, stated value $.10 per share, of Russ Berrie and Company, Inc., a New Jersey corporation (the “Company”), which shares constitute approximately 42.2% of the issued and outstanding shares of Company common stock; and
     WHEREAS, the Investor desires to purchase, and the Seller desires to sell, upon the terms and conditions set forth herein, 4,399,733 shares of common stock of the Company (the “RBC Stock”);
     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE 1
PURCHASE AND SALE OF SHARES
     Section 1.1 Purchase and Sale of RBC Stock. Subject to the satisfaction of the conditions set forth in Sections 5.1 and 5.2 hereof (or the waiver thereof by the party entitled to waive that condition), the Seller shall sell to the Investor, and the Investor shall purchase from the Seller on the Closing Date (as defined below), the RBC Stock set forth opposite the Investor’s name in column (3) on the Schedule of Investors attached hereto (the “Closing”).
     Section 1.2 Purchase Price. The purchase price for the RBC Stock to be purchased by the Investor at the Closing shall be $11.30 per share (the “Purchase Price”).
     Section 1.3 Form of Payment. At the Closing, the Investor shall pay the Purchase Price to the Seller for the RBC Stock by wire transfer of immediately available funds into an account designated by the Seller.
ARTICLE 2
CLOSING
     Section 2.1 Closing Date. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York City Time, at the offices of Weil, Gotshal and Manges LLP, 767 Fifth Avenue, New York, NY 10153 (or at such other time or place as the parties may designate in writing) on that date that is one business day following the satisfaction or waiver of each condition to the Closing set forth in Sections 5.1 and 5.2 hereof (other than those conditions that may be satisfied only by a delivery at or action to be taken at the Closing), of which satisfaction the Seller shall give the Investor same day notice, or on such other date as the parties may agree.
     Section 2.2 Items To Be Delivered by the Seller. At the Closing, and subject to the terms and conditions contained herein, the Seller shall deliver (i) to the Investor one or more share certificates representing the RBC Stock to be purchased by the Investor hereunder and that is represented by certificates owned by the Seller, accompanied by a duly endorsed stock power in blank or other appropriate instrument of transfer (duly endorsed and otherwise in form sufficient for transfer and reasonably satisfactory to each Investor) and (ii) cause to be issued to the Investor confirmation of book entry transfer of such of the remaining shares of the RBC Stock as are held for the Seller’s benefit in a Depository Trust Company account into such Depository Trust Company account of the Investor as may be designated by the Investor, as well as deliver each of the other items described in Section 5.1 hereof. After the Closing, in addition to its obligations under Section 6.6 hereof, the Seller shall cooperate with the Investor, and use its best efforts, to cause appropriate share certificates representing the RBC Stock sold to the Investor hereunder to be recorded in the name of the Investor, as the Investor shall reasonably request.
     Section 2.3 Items to be Delivered by the Investor. At the Closing, and subject to the terms and conditions contained herein, the Investor shall deliver to the Seller the Purchase Price for the RBC Stock being purchased by the Investor, and each of the other items described in Section 5.2 hereof.
     Section 2.4 Support of Company Indemnity Obligations. The Investor shall not (i) for seven years following the Closing vote any shares of the Company owned by it or which it has the power to vote in favor of any amendment of the certificate of incorporation or the by-laws of the Company or any other action on the part of the Company that changes in a manner adverse to the individuals who are directors or officers of the Company and are also trustees or officers of the Seller or are also 2002A Trustees (as defined below) the provisions of the Company’s certificate of incorporation or by-laws providing for indemnification of the Company’s directors and officers (the Seller acknowledges and agrees that voting in favor of any future transaction in which the Company may be merged with or into another entity and will not survive the consummation of the transaction shall not be deemed to implicate this Section 2.4) or (ii) cause the Company to (which, in the case of any directors nominated by the Investor, shall be limited to using its commercially reasonable efforts to cause such designees not to) take any action that would prevent the Company from indemnifying such individuals as so provided by such provisions or applicable law or that would exclude such individuals from the coverage afforded by the Company’s directors and officers liability insurance as from time to time in effect on the same basis as the Company’s directors and officers in office at that time.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller hereby represents and warrants to the Investor as follows:
     Section 3.1 Ownership of RBC Stock. The Seller is the sole record and beneficial owner of the RBC Stock, except that pursuant to the Receipt, Release, Refunding and Share Voting and Disposition Agreement (the “2002A Agreement”), dated as of March 28, 2006, among the Stock Trustees of The Russell Berrie 2002A Trust (as defined in the Indenture of The Russell Berrie 2002A Trust) (collectively, the “2002A Trustees”) and the Seller (a true and complete copy of which has been made available to the Investor), the 2002A Trustees have the power to determine the voting and any disposition of 4,624,451 shares of the RBC Stock (including to approve the sale thereof by the Seller pursuant hereto) and except that certain of the shares of RBC Stock are held for the Seller’s account of record by a nominee of the Seller’s broker. The RBC Stock constitutes 100% of the shares of common stock of the Company owned by the Seller and the Seller has no options, warrants or other rights to acquire common stock of the Seller. The 2002A Trust Agreement shall terminate with respect to the RBC Stock at the Closing and, from and after the Closing, the 2002A Trustees shall have no voting, dispositive or other rights with respect to the RBC Stock. Following the Closing, the Investor shall have no obligations to the 2002A Trustees of any kind by virtue of its purchase of the RBC Stock and the 2002A Trustees shall have no right to assert any claim against the Investor in connection with the 2002A Agreement. The Seller has valid marketable title to the RBC Stock free and clear of any lien, security interest or encumbrance of any nature and free of any claim by any person to or against such RBC Stock, except as otherwise described above in this Section 3.1. The Seller shall, as of the Closing, have the full right, power and authority to sell, assign, transfer and convey the RBC Stock to the Purchaser as provided herein. The Seller shall transfer all of its right, title and interest in and to the RBC Stock to the Investor free and clear of any lien, security interest, or other encumbrance of any nature and free of any claim by any person or entity to or against the RBC Stock.
     Section 3.2 Authorization, Validity and Enforceability. This Agreement and the transactions contemplated of the Seller hereby have been duly authorized by the Seller (including by any necessary action of the 2002A Trustees). This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, and the execution, delivery and performance of this Agreement by it will not violate or result in a default under any provision of any material commitment, agreement or instrument to which the Seller is a party or by which the Seller is bound and will not contravene any law, rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental agency applicable to the Seller.
     Section 3.3 Litigation; Approvals. There are no proceedings pending or, to the knowledge of the Seller, threatened, and there is no order, writ, judgment or decree affecting the Seller which, if adversely determined, would reasonably be expected to have a material adverse effect on the transactions contemplated hereby. No approval by or filing with any governmental or regulatory body or other person is required for the Seller to enter into or perform this Agreement, except for such as have been received or made and except for any filings under Schedule 13D or Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as Seller may be required to make in connection with this Agreement and the transactions contemplated hereby. Based on the representation of the Investor contained in Section 4.2 hereof, the Seller has determined that the transactions contemplated hereby do not require that the Seller make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
     Section 3.4 [Intentionally Omitted]
     Section 3.5 No Reliance. The Seller understands and acknowledges that the Investor, together with the Investor’s affiliates, has received material non-public information regarding the Company and/or the RBC Stock, including historical financial information and certain projections relating to the Company’s business. The Seller hereby represents and warrants that it is financially sophisticated with respect to the RBC Stock and the Company; it is represented on the board of directors of the Company; it is capable of obtaining all information that it deems material to the transactions contemplated hereby from its records, its agents, and/or the Company; it has been afforded the opportunity to ask such questions of the Company as it deems material to this transaction and such questions have been addressed to its satisfaction; it is capable of evaluating the risks associated with a transaction involving the RBC Stock and the Company, including the risk of transacting on the basis of information that may be materially different from the information available to the Investor, and that it is capable of sustaining any loss that may result from engaging in such a transaction on such basis without material injury; and it acknowledges that no representations have been made by the Investor in respect of this transaction or the Company except as expressly set forth in this Agreement. In light of the foregoing, the Seller hereby waives any and all claims (including, without limitation, any and all claims under any applicable securities law) it may have or may hereafter acquire against the Investor relating to any failure by the Investor to disclose to the Seller in connection with the Seller’s sale of the RBC Stock pursuant hereto any information which may be considered to be material non-public information in respect of the Company.
     Section 3.6 No Intermediary. Except as otherwise disclosed by supplemental letter provided by the Seller to the Investor, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission upon consummation of the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller and any such fee or commission as may be payable shall be the sole responsibility of the Seller and shall be paid by the Seller.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF INVESTOR
     The Investor represents and warrants to Seller as follows:
     Section 4.1 Validity and Enforceability. This Agreement and the transaction contemplated of the Investor hereby have been duly authorized by the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes the valid and binding obligation of the Investor, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by it will not violate or result in a default under any provisions of any material commitment, agreement or instrument to which the Investor is a party or by which the Investor is bound, and will not contravene any law, rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental agency applicable to the Investor.
     Section 4.2 Litigation; Approvals. There are no proceedings pending or threatened, and there is no order, writ, judgment or decree affecting the Investor, which, if adversely determined, would have a material adverse effect on the transactions contemplated hereby. No approval by or filing with any governmental or regulatory body or other party is required for the Investor to enter into or perform this Agreement, except for such as have been received or made and except for any filing on Schedule 13D or Section 16 under the Exchange Act as the Investor may be required to make in connection with the transactions contemplated hereby. The Investor has determined that the transactions contemplated hereby do not require that the Investor make filings under the HSR Act.
     Section 4.3 Certain Securities Law Matters. The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act of 1933. The Investor has substantial experience in evaluating and investing in securities in companies similar to the Company so that the Investor is capable of evaluating the merits and risks of the Investor’s investment in the Company and has the capacity to protect the Investor’s own interests. The Investor is acquiring the RBC Stock for investment for the Investor’s own account, not as a nominee or agent, and not with the view towards, or for resale in connection with, any public sale or distribution thereof; provided, however, that by making the representations herein, the Investor does not agree to hold any of the RBC Stock being purchased by it for any minimum or other specific term and reserves the right to dispose of the RBC Stock being purchased by it at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act of 1933. The Investor understands that the offer and sale of the RBC Stock has not been, and will not be, registered under applicable Federal or state securities laws, except pursuant to the Investors’ Rights Agreement.
     Section 4.4 No Reliance. The Investor acknowledges and agrees that, in negotiating and entering into this Agreement, (i) it has relied on no representations made by the Seller, the Company, or any director, officer, employee, investment banker, legal counsel or other representative or agent thereof other than those of the Seller expressly set forth herein or those of the Company expressly set forth in an agreement signed by the Company and delivered to the Investor referred to herein, (ii) it has been afforded the opportunity to do a due diligence review of the business and affairs of the Company, including to ask such questions of the Company, as it deems appropriate and material to the transactions contemplated hereby and that its requests for information and questions have been addressed to its satisfaction and (iii) it has not relied on the Seller, the Company or any director, officer, employee, investment banker, legal counsel or other representative or agent thereof with respect to the sufficiency of its due diligence or the information provided to it and has relied on its own expertise and judgment in deciding the sufficiency thereof. The Investor understands and acknowledges that the Seller has received material non-public information regarding the Company and/or the RBC Stock, including historical financial information and certain projections relating to the Company’s business. The Investor hereby represents and warrants that it is financially sophisticated with respect to the RBC Stock and the Company; it is capable of evaluating the risks associated with a transaction involving the RBC Stock and the Company, including the risk of transacting on the basis of information that may be materially different from the information available to the Seller, and that it is capable of sustaining any loss that may result from engaging in such a transaction on such basis without material injury. In light of the foregoing, the Investor hereby waives any and all claims (including, without limitation, any and all claims under any applicable securities law) it may have or may hereafter acquire against the Seller relating to any failure by the Seller to disclose to the Investor in connection with the Investor’s purchase of the RBC Stock pursuant hereto any information which may be considered to be material non-public information in respect of the Company.
     Section 4.5 No Intermediary. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf the Investor.
ARTICLE 5
CONDITIONS TO CLOSING
     Section 5.1 Investor Conditions. The obligation of the Investor hereunder to purchase the RBC Stock at the Closing is subject to the satisfaction, at or before the Closing Date, of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Seller with prior written notice thereof:
     5.1.1 Representations and Warranties. Except as otherwise contemplated or permitted hereby, (a) the representations and warranties of the Seller contained in this Agreement or in any certificate or document to be delivered to the Investor pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall be true and correct in all material respects as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of such date, and (b) the Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by the Seller prior to or on the Closing Date. The Investor shall have been furnished with a certificate in customary form of an appropriate trustee or director of the Seller, dated as of the Closing Date, certifying to the effect of this Section 5.1.1.
     5.1.2 No Actions. No action, suit or proceeding by any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened against the Investor, the Seller or the Company or any of their respective principals, trustees, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.
     5.1.3 Consents. All consents, approvals and authorizations of governmental and regulatory authorities and all filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of the Company necessary to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or effected.
     5.1.4 No Material Adverse Change. There shall have been no material adverse change since the date hereof in the business, assets, financial condition, results of operations or prospects of the Company.
     5.1.5 [Intentionally Omitted]
     5.1.6 Investors’ Rights Agreement. The Company and the Investor shall have entered into a Investors’ Rights Agreement substantially in a form attached hereto, providing for, among other things, (a) the Company’s agreement to nominate certain representatives of the Investor for election to the Board of Directors of the Company and to facilitate the election of such representatives, and (b) certain registration rights of the Investor with respect to the RBC Stock being purchased hereunder.
     5.1.7 Opinion of Counsel. The Investor shall have received the legal opinion of the Seller’s counsel, dated the Closing Date, substantially in a form attached hereto.

     5.1.8 Approval of Documents. The form and substance of all certificates, instruments, opinions, and other documents required to be delivered to the Investor under this Agreement shall be reasonably satisfactory in all respects to the Investor and its counsel.
     5.1.9 Company Resolutions. The Investor shall have received a true, complete and accurate copy, as delivered by the Company to the Seller, of resolutions passed by the Board of Directors of the Company on August 9, 2006 and of resolutions passed by the Special Committee of the Board of Directors on August 9, 2006, approving the transactions on the part of the Company contemplated by this Agreement (including, without limitation, approving the Company’s execution and delivery of the Investors’ Rights Agreement and, approving for purposes of the New Jersey Shareholders Protection Act, any “business combination” transaction which may be proposed to be engaged in between the Investor and the Company at any time or from time to time following the Closing, such approval to constitute advance approval of such business combination transactions under the terms of such Act); such resolutions have not been modified, rescinded or amended and remain in full force and effect.
     Section 5.2 Seller’s Conditions. The obligation of the Seller hereunder to sell to the Investor the RBC Stock at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Seller’s sole benefit and may be waived by the Seller at any time in its sole discretion by providing the Investor with prior written notice thereof:
     5.2.1 Representations and Warranties. Except as otherwise contemplated or permitted hereby, (a) the representations and warranties of the Investor contained in this Agreement or in any certificate or document to be delivered to the Seller by the Investor pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall be true and correct in all material respects as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation and warranty shall be true and correct as of such date in all material respects, and (b) the Investor shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by the Investor prior to or on the Closing Date. The Seller shall have been furnished with a certificate in customary form of an authorized signatory of the Investor, dated as of the Closing Date, certifying to the effect of this Section 5.2.1.
     5.2.2 No Actions. No action, suit or proceeding by any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened against the Seller, the Company or the Investor or any of their respective principals, trustees, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.
     5.2.3 Consents. All consents, approvals and authorizations of governmental and regulatory authorities and all filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of the Company necessary to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or effected.
     5.2.4 Approval of Documents. The form and substance of all certificates, instruments and other documents required to be delivered to the Seller under this Agreement shall be reasonably satisfactory in all respects to the Seller and its counsel.
ARTICLE 6
MISCELLANEOUS
     Section 6.1 Survival of Agreements. All the representations and warranties made herein shall survive the execution and delivery of this Agreement and the sale and delivery of the RBC Stock pursuant hereto for, and only for, a period of two (2) years from the Closing Date, except for Sections 3.1, 3.2, 3.6 and 4.1 which shall survive until the expiration of the applicable statute of limitations.
     Section 6.2 Expenses. Each party hereto shall pay its own expenses in connection with the transactions contemplated hereby.
     Section 6.3 Notices. All notices, requests, consents, or other communication hereunder shall be in writing and shall be delivered personally or by courier or mailed by first class registered or certified mail to, in the case of the Investor, its address set forth on the Schedule of Investors attached hereto and, in the case of the Seller, to The Russell Berrie Foundation, Glenpointe Centre East-7th Floor, 300 Frank W. Burr Blvd, Teaneck, New Jersey 07766, Facsimile: (201) 287-0826, Attention: Ilan Kaufthal, with a copy to Weil, Gotshal and Manges LLP, 767 Fifth Avenue, New York, NY 10153, Facsimile: (212) 310-8007, Attention: Robert Messineo, Esq.
     Section 6.4 Captions and Section Headings. As used herein, captions and section headings are for convenience only and are not a part of this Agreement and shall not be used in construing it.
     Section 6.5 Entire Agreement. This Agreement and the other documents delivered pursuant hereto and thereto, or incorporated by reference herein, contain the entire agreement between the parties hereto concerning the transactions contemplated herein and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof.

     Section 6.6 Additional Documents. The parties hereto will, at any time after the date hereof, sign, execute and deliver, or cause others so to do, all such powers of attorney, deeds, assignments, documents and instruments and do or cause to be done all such other acts and deeds as may be necessary or proper to carry out the transactions contemplated by this Agreement, including, in the case of the Seller, taking any and all action necessary to cause the Company’s transfer agent to remove any reference to the 2002A Agreement on the share certificates to be delivered to the Investor representing the RBC Stock.
     Section 6.7 Termination; Amendment. This Agreement may be terminated at any time by the Investor or the Seller, by notice given to the other, if the Closing has not occurred by August 30, 2006 other than by reason of the breach of this Agreement by the terminating party, and upon such termination neither the Investor nor the Seller shall have any obligation or liability hereunder (except for damages arising out of any such breach). This Agreement may be amended, supplemented or interpreted at any time, but only by a written agreement executed by the parties hereto.
     Section 6.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     Section 6.9 Severability. If any one or more of the provisions of this agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
     Section 6.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Investor, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto.
     Section 6.11 Governing Law. This Agreement, and all matters arising directly or indirectly hereunder, shall be governed by the laws of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT.

     IN WITNESS WHEREOF, the Investor and the Seller have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

SELLER: THE RUSSELL BERRIE FOUNDATION, A NEW JERSEY NONPROFIT CORPORATION
By:

/s/ MYRON ROSNER, Secretary

INVESTOR:

D. E. Shaw Laminar Portfolios, L.L.C.

By:	/s/ JULIUS GAUDIO

Name: Julius Gaudio
Title: Authorized Signatory

SCHEDULE OF INVESTORS

(1)	(2)	(3)	(4)	(5)

	Address and	Number of Acquired		Legal Representative’s
Investor	Facsimile Number	Shares	Purchase Price	Address and Facsimile Number

D. E. Shaw Laminar Portfolios, L.L.C.	c/o D. E. Shaw & Co., L.P. 120 West 45th Street, 39th Floor New York, New York 10036 Telephone: (212) 478-0628 Facsimile: (212) 845-1628	4,399,733	$49,716,982.90	McCarter& English, LLP Four Gateway Center 100 Mulberry Street Newark, New Jersey 07102-4056 Attn: David F. Broderick, Esq. 973-639-2031 (direct tel.) 973-297-3815 (direct fax) dbroderick@mccarter.com

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